Luby’s, Inc.
13111 Northwest Freeway
Suite 600
Houston, Texas 77040
713-329-6800
www.lubys.com
December 11, 2006

Dear Shareholders:

On behalf of our Board of Directors, we are pleased to invite you to attend the 2006 Annual Meeting of Shareholders of Luby's, Inc. to be held on Wednesday, January 24, 2007, at 9:00 a.m., Central time, at the Sheraton Houston Brookhollow Hotel, 3000 North Loop West, Houston, Texas 77092. All record holders of Luby's outstanding common shares at the close of business on November 27, 2006 are eligible to vote on matters brought before this meeting.

Matters on which action will be taken at the meeting are explained in detail in the attached Notice and Proxy Statement. Please review the following Proxy Statement carefully. Your vote is important, so be sure to vote your shares as soon as possible. Please review the enclosed Proxy for specific voting instructions.

Thank you for your support.

Sincerely,	Sincerely,

/s/ GASPER MIR, III	/s/ CHRISTOPHER J. PAPPAS
Gasper Mir, III	Christopher J. Pappas
Chairman of the Board	President and CEO

LUBY'S, INC.
13111 Northwest Freeway, Suite 600
Houston, Texas 77040

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
JANUARY 24, 2007

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Shareholders of Luby's, Inc., a Delaware corporation, will be held at the Sheraton Houston Brookhollow Hotel, 3000 North Loop West, Houston, Texas 77092, on Wednesday, January 24, 2007, at 9:00 a.m., Central time, for the following purposes:

(1) To elect three directors to serve until the 2010 Annual Meeting of Shareholders;

(2) To ratify the appointment of Grant Thornton LLP as independent auditor for the 2007 fiscal year;

(3) To act upon one non-binding shareholder proposal to declassify the Board of Directors; and

(4) To act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has determined that shareholders of record at the close of business on November 27, 2006, will be entitled to vote at the meeting.

A complete list of shareholders entitled to vote at the meeting will be on file at Luby's corporate office at 13111 Northwest Freeway, Suite 600, Houston, Texas, for a period of ten days prior to the meeting. During such time, the list will be open to the examination of any shareholder during ordinary business hours for any purpose germane to the meeting.

Shareholders who do not expect to attend the meeting in person are urged to review the enclosed proxy for specific voting instructions and to choose the method they prefer for casting their votes.

By Order of the Board of Directors,

Peter Tropoli
Senior Vice President, General Counsel and Secretary

Dated: December 11, 2006

LUBY'S, INC.
13111 Northwest Freeway, Suite 600
Houston, Texas 77040

PROXY STATEMENT

_______________

This Proxy Statement and the accompanying proxy are being provided to shareholders in connection with the solicitation of proxies by the Board of Directors of Luby's, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on Wednesday, January 24, 2007, or at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about December 18, 2006.

VOTING PROCEDURES
Your Vote is Very Important

Whether or not you plan to attend the meeting, please take the time to vote your shares as soon as possible.

Shares Outstanding, Voting Rights, and Quorum

Only holders of record of common stock of the Company at the close of business on November 27, 2006, will be entitled to vote at the meeting or at adjournments or postponements thereof. There were 27,758,983 shares of common stock outstanding on the record date, exclusive of 1,676,403 treasury shares. Each share of common stock outstanding is entitled to one vote. The presence in person or by proxy of the holders of a majority of the shares of common stock outstanding will constitute a quorum at the meeting.

Methods of Voting

• Shares Held in Shareholder's Name. If your shares are held in your name, you may vote by mail, via the Internet, or by telephone. You may also vote in person by attending the meeting.

• Shares Held in "Street Name" Through a Bank or Broker. If your shares are held through a bank or broker, you can vote via the Internet or by telephone if your bank or broker offers these options. Please see the voting instructions provided by your bank or broker for use in instructing your bank or broker how to vote. Your bank or broker cannot vote your shares without instructions from you. You will not be able to vote in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.

If your proxy card is signed and returned without specifying choices, the shares represented will be voted as recommended by the Board of Directors (the "Board") of the Company.

Revoking Your Proxy

• Shares Held in Shareholder's Name. If your shares are held in your name, whether you vote by mail, the Internet, or by telephone, you may later revoke your proxy by delivering a written statement to that effect to the Secretary of the Company prior to the date of the Annual Meeting, by a later-dated electronic vote via the Internet, by telephone, by submitting a properly signed proxy with a later date, or by voting in person at the Annual Meeting.

• Shares Held in "Street Name" Through a Bank or Broker. If you hold your shares through a bank or broker, the methods available to you to revoke your proxy are determined by your bank or broker, so please see the instructions provided by your bank or broker.

Vote Required

A majority of the votes cast by the shares present in person or represented by proxy and entitled to vote in the election of directors at the Annual Meeting is required for the election of a director nominee. Approval of the appointment of auditors requires the affirmative vote of a majority of the shares present or represented at the meeting. Approval of the non-binding shareholder proposal described on page requires the affirmative vote of a majority of the shares present or represented by proxy at the meeting. If the non-binding shareholder proposal receives approval at the Annual Meeting and the Board decides to submit the proposed amendment to a vote at a subsequent meeting of shareholders, an affirmative vote of at least 80% of the outstanding shares of common stock at such subsequent meeting is required to amend that portion of the Company's certificate of incorporation providing for a classified Board. Abstentions and broker nonvotes will be included in determining the presence of a quorum at the meeting. However, abstentions and broker nonvotes will not be included in determining the number of votes cast on any matter.

Other Business

The Board knows of no other matters that may be presented for shareholder action at the meeting. If other matters are properly brought before the meeting, the persons named as proxies on the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

Confidential Voting Policy

It is the Company's policy that any proxy, ballot, or other voting material that identifies the particular shareholder’s vote and contains the shareholder's request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. The Company may be informed whether or not a particular shareholder has voted and will have access to any comment written on a proxy, ballot, or other material and to the identity of the commenting shareholder. Under the policy, the inspectors of election at any shareholder meeting will be independent parties unaffiliated with the Company.

OWNERSHIP OF EQUITY SECURITIES IN THE COMPANY

The following table sets forth information concerning the beneficial ownership of the Company's common stock, as of November 27, 2006, for (a) each director currently serving on the Company's Board, (b) each nominee for election as a director at the 2007 Annual Meeting, (c) each of the officers named in the Summary Compensation Table not listed as a director, and (d) all directors and executive officers as a group. In general, "beneficial ownership" includes those shares a director or executive officer has the power to vote or transfer and shares that the director or executive officer has the right to acquire within 60 days after November 27, 2006.

Name(1)	Shares Beneficially Owned	Percent of Common Stock
Judith B. Craven (2)	33,576	*
Arthur R. Emerson (3)	35,670	*
Jill Griffin (4)	12,821	*
J.S.B. Jenkins (5)	13,437	*
Frank Markantonis (6)	18,799	*
Joe C. McKinney (7)	14,163	*
Gasper Mir, III (8)	15,497	*
Christopher J. Pappas (9)	3,421,178	12.57%
Harris J. Pappas (10)	3,421,178	12.57%
Ernest Pekmezaris (11)	44,296	*
Peter Tropoli (12)	35,054	*
Jim W. Woliver (13)	35,543	*
All directors and executive officers of the Company, as a group (12 persons) (14)	7,101,212	24.85%
____________________
  * Represents beneficial ownership of less than one percent of the shares of the Company's common stock issued and outstanding on November 27, 2006.

(1) Except as indicated in these notes and subject to applicable community property laws, each person named in the table owns directly the number of shares indicated and has the sole power to vote and to dispose of such shares. Shares of phantom stock held by a nonemployee director convert into an equivalent number of shares of the Company's common stock when the nonemployee director ceases to be a director of the Company due to resignation, retirement, death, disability, removal, or any other circumstance. The shares of common stock payable upon conversion of the phantom stock are included in this table because it is possible for the holder to acquire the common stock within 60 days if his or her directorship terminated. Under the Company’s Nonemployee Director Stock Option Plan, restricted stock awards may become unrestricted when a nonemployee director ceases to be a director of the Company for any reason.

(2) The shares shown for Dr. Craven include 1,500 shares held for her benefit in a custodial account, 18,666 shares which she has the right to acquire within 60 days under the
    Nonemployee Director Stock Option Plan, 11,468 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan and 1,942 shares of restricted stock.

(3) The shares shown for Mr. Emerson include 3,237 shares held jointly with his wife in a custodial account, 18,666 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan, 11,825 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan and 1,942 shares of restricted stock.

(4) The shares shown for Ms. Griffin include 8,000 shares which she has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan and 4,821 shares of restricted stock.

(5) The shares shown for Mr. Jenkins include 8,000 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan and 5,437 shares of restricted stock.

(6) The shares shown for Mr. Markantonis include 100 shares held for his benefit in a custodial account, 10,000 shares which he has the right to acquire within 60 days under  the
    Nonemployee Director Stock Option Plan, 3,878 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan and 4,821 shares of restricted stock.

(7) The shares shown for Mr. McKinney include 8,000 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan and 6,163 shares of restricted stock.

(8) The shares shown for Mr. Mir include 10,000 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan, 2,452 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan and 3,045 shares of restricted stock.

(9) The shares shown for Christopher J. Pappas include 671,900 shares held for his benefit in a custodial account, 1,136,375 shares which he has the right to acquire within 60 days pursuant to stock options granted in connection with his employment by the Company in 2001, and 1,612,903 shares arising from his conversion of subordinated debt to equity on August 31, 2005. See "Certain Relationships and Related Transactions" beginning on page .

(10) The shares shown for Harris J. Pappas include 671,900 shares held for his benefit in a custodial account, 1,136,375 shares which he has the right to acquire within 60 days pursuant to stock options granted in connection with his employment by the Company in 2001, and 1,612,903 shares arising from his conversion of subordinated debt to equity on August 31, 2005. See "Certain Relationships and Related Transactions" beginning on page .

(11) The shares shown for Mr. Pekmezaris include 9,010 shares held for his benefit in a custodial account, 29,500 shares which he has the right to acquire within 60 days under Luby's
    Incentive Stock Plan and 5,786 shares of restricted stock.

(12) The shares shown for Mr. Tropoli include 29,500 shares which he has the right to acquire within 60 days under Luby's Incentive Stock Plan and 5,554 shares of restricted stock.

(13) The shares shown for Mr. Woliver include 21,601 shares held in a custodial account for the benefit of Mr. Woliver and his wife, 12,000 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan and 1,942 shares of restricted stock.

(14) The shares shown for all directors and executive officers as a group include 2,425,082 shares which they have the right to acquire within 60 days under the Company's various benefit plans, and 29,623 shares of phantom stock held by nonemployee directors under the Nonemployee Director Phantom Stock Plan.

PRINCIPAL SHAREHOLDERS

The following table sets forth information as to the beneficial ownership of the Company's common stock by each person or group known by the Company to own beneficially more than 5% of the outstanding shares of the Company's common stock as of November 27, 2006 and, unless otherwise indicated, is based on disclosures made by the beneficial owners in SEC filings under Section 13 of the Exchange Act:

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned	Percent of Common Stock
Christopher J. Pappas (2)	3,421,178	12.57%
642 Yale Street
Houston, Texas 77007

Harris J. Pappas (3)	3,421,178	12.57%
642 Yale Street
Houston, Texas 77007
____________________
(1) Except as indicated in these notes and subject to applicable community property laws, each person  named in the table owns directly the number of shares indicated and has the  sole power to vote and to  dispose of such shares.

(2) The shares shown for Christopher J. Pappas include 671,900 shares held for his benefit in a custodial  account, 1,136,375 shares which he has the right to acquire within 60 days pursuant to stock options  granted in connection with his employment by the Company in 2001, 65,500 stock options granted in 2005, and 1,612,903 shares arising from his conversion of subordinated debt to equity on August 31, 2005. See "Certain Relationships and Related Transactions" beginning on page .

(3) The shares shown for Harris J. Pappas include 671,900 shares held for his benefit in a custodial  account, 1,136,375 shares which he has the right to acquire within 60 days pursuant to stock options granted in connection with his employment by the Company in 2001, 65,500 stock options granted in 2005, and 1,612,903 shares arising from his conversion of subordinated debt to equity on August 31, 2005. See "Certain Relationships and Related Transactions" beginning on page .

ELECTION OF DIRECTORS (Item 1)

The shareholders elect approximately one-third of the members of the Board of Directors annually. The Board is divided into three classes, as nearly equal in number as possible, with the members of each class serving three-year terms. Currently, the Board consists of ten members, three whose terms expire at the 2007 Annual Meeting, four whose terms expire at the 2008 annual meeting of shareholders, and three whose terms expire at the 2009 annual meeting of shareholders.

The terms of Jill Griffin, Christopher J. Pappas and Jim W. Woliver will expire at the 2007 Annual Meeting of shareholders. The Board nominates Jill Griffin, Christopher J. Pappas and Jim W. Woliver for election as directors to serve until the 2010 annual meeting of shareholders or until their successors are elected and qualified. The Board recommends a vote "FOR" all such nominees.
The Board has nominated Christopher J. Pappas to serve until the 2010 annual meeting of shareholders. His brother, Harris J. Pappas, is currently serving until the 2009 annual meeting of shareholders, and, as with all directors, each of them would serve until his or her successor is duly elected and qualified. Pursuant to the terms of the First Amendment to Purchase Agreement dated June 7, 2004, among the Company, Christopher J. Pappas and Harris J. Pappas, the Company agreed that Messrs. Pappas would have the right to nominate a number of directors for election to the Board which, if such nominees are elected, would result in Messrs. Pappas having nominated three of the then-serving directors of the Company. Messrs. Pappas are entitled to exercise this right for so long as they are both executive officers of the Company. Messrs. Pappas designated themselves and Frank Markantonis as their nominees for director. The Board recommends a vote "FOR" Christopher J. Pappas.

All such nominees named above have indicated a willingness to serve as directors, but should any of them decline or be unable to serve, proxies may be voted for another person nominated as a substitute by the Board.

The following information is furnished with respect to each of the nominees and for each of the directors whose terms will continue after the Annual Meeting.

Nominees for Election to Terms Expiring in 2010

JILL GRIFFIN is a business consultant, best-selling business book author and international speaker. She is a principal of the Griffin Group, founded by her in 1988, which specializes in customer loyalty research, customer relationship program development, and management training. She is 52 years of age and has been a director of the Company since January of 2003. She is Vice-Chair of the Personnel and Administrative Policy Committee and a member of the Executive Compensation Committee. Previously, she served as senior brand manager for RJR/Nabisco's largest brand. She then joined AmeriSuites Hotels where she served as national director of sales and marketing. She has also served on the marketing faculty at the University of Texas at Austin.

CHRISTOPHER J. PAPPAS has been President and Chief Executive Officer of the Company since March 7, 2001. He also has been Chief Executive Officer of Pappas Restaurants, Inc. since 1980. He is 59 years of age and has been a director of the Company since March of 2001. He is also a director of Amegy Bank N.A. (formerly Southwest Bank of Texas N.A.), and previously served on its advisory board; the National Restaurant Association; the University of Houston Conrad Hilton School of Hotel and Restaurant Management Dean's Advisory Board; the Greater Houston Partnership Board; and the Sam Houston Council of Boy Scouts of America Board. He is a member of the Executive Committee.

JIM W. WOLIVER is a retired former officer of the Company. He was Senior Vice President-Operations from 1995 to 1997 and Vice President-Operations from 1984 to 1995. He is 69 years of age and has been a director of the Company since January of 2001. He is a member of the Personnel and Administrative Policy Committee and the Executive Compensation Committee.

Incumbents Whose Terms Expire in 2009

J.S.B. JENKINS has been President, Chief Executive Officer, and a Director of Tandy Brands Accessories, Inc. since November 1990. Previously, he served in several executive capacities within that company, including President of Tex Tan Welhausen Co., a division of Tandy Brands, Inc. He has also served as the Executive Vice President of the Bombay Company, Inc. Mr. Jenkins is 63 years of age and has served on the Board of Directors of Luby’s, Inc. since January of 2003. He is Chairman of the Executive Compensation Committee; Vice-Chairman of the Finance and Audit Committee; a member of the Nominating and Corporate Governance Committee; and a member of the Executive Committee. He also currently serves on the Boards of Directors for Hardware Resources and for the Southwest (Northern) Advisory Board of Liberty Mutual Insurance Company. He is a member of the Texas A&M University College of Business Administration/Graduate School of Business Development Council, the Texas A&M University President's Council, and the Advisory Board of Directors for the Texas A&M University 12th Man Foundation.

JOE C. McKINNEY has been Vice-Chairman of Broadway National Bank since October 1, 2002. He formerly served as Chairman of the Board and Chief Executive Officer of JPMorgan Chase Bank-San Antonio (commercial banking) until his retirement on March 31, 2002. He is 60 years of age and has been a director of the Company since January of 2003 and serves as Chairman of the Finance and Audit Committee, as a member of the Nominating and Corporate Governance Committee, and member of the Executive Committee. He is a director of Broadway National Bank; Broadway Bancshares, Inc.; Columbia Industries; USAA Real Estate Company; Tampa Equities REIT I (USAA); Houston REIT (USAA); U.S. Industrial REIT I (USAA); and Cobalt Industrial REIT (USAA). He was a director of Prodigy Communications Corporation and served on its Special Shareholder Committee and the Audit and Compensation Committee. He served from January 2001 to November 2001 when the company was sold to SBC Communications, Inc.

HARRIS J. PAPPAS has been Chief Operating Officer of the Company since March 7, 2001. He also has been President of Pappas Restaurants, Inc. since 1980. He is 62 years of age and has been a director of the Company since March of 2001. He is a member of the Executive Committee and the Personnel and Administrative Policy Committee. He is a director of Oceaneering International, Inc. and an advisory director of the Boys and Girls Clubs of Greater Houston. He is also an advisory trustee of Schreiner University and an advisory board member of Frost National Bank-Houston. He served as an advisory director of Memorial Hermann Affiliated Services from 2002 to 2004, and as a Corporate Member of Memorial Healthcare System from October 2004 to October 2006.

Incumbents Whose Terms Expire in 2008

JUDITH B. CRAVEN has been President of JAE & Associates LLC since June 2002. She was President of United Way of the Texas Gulf Coast from 1992 to 1998. She is 61 years of age and has been a director of the Company since January of 1998. She is Vice Chair of the Board of Directors, Chair of the Personnel and Administrative Policy Committee, Vice-Chair of the Executive Compensation Committee and the Executive Committee, and a member of the Nominating and Corporate Governance Committee. She is also a director of Belo Corporation; Sysco Corporation; Sun America Fund; and Valic Corp. She serves on the Board of Regents of the University of Texas at Austin. Previously she served as a director of Compaq Computer Corp.

ARTHUR R. EMERSON has been Chairman/CEO of GRE Creative Communications, an advertising and public relations firm, since June 2000. Prior to such he was Vice President and General Manager of the Texas stations of the Telemundo television network. He is 61 years of age and has been a director of the Company since January of 1998. He is a member of the Finance and Audit Committee. Mr. Emerson is also a director of USAA Federal Savings Bank, Chairman of its Credit Committee, and former Chairman of its Trust Committee.

FRANK MARKANTONIS is an attorney licensed to practice in Texas since 1973. He is 58 years of age and has been a director of the Company since January of 2002. He is a member of the Personnel and Administrative Policy Committee. Mr. Markantonis has worked extensively in the real estate and corporate areas for over 30 years. He is a member of the State Bar of Texas and the District of Columbia Bar. His principal client is Pappas Restaurants, Inc.

GASPER MIR, III is currently serving as Executive General Manager of Strategic Partnerships for the Houston Independent School District. Mr. Mir is a principal owner of the public accounting and professional services firm Mir•Fox & Rodriguez, P.C., which he founded in 1988. He is currently on a leave of absence from that firm. He is 60 years of age and has been a director of the Company since January of 2002. He is Chairman of the Board of Directors, Chairman of the Executive Committee and the Nominating and Corporate Governance Committee, and a member of the Finance and Audit Committee. Mr. Mir is also a director of the Memorial Hermann Hospital System; the Sam Houston Council of Boy Scouts; the Advisory Board of the University of Houston-Downtown School of Business; and the Houston Region Advisory Board of JPMorgan Chase Bank of Texas.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES.

APPOINTMENT OF AUDITORS (Item 2)

The Board of Directors of the Company has appointed the firm of Grant Thornton LLP to audit the accounts of the Company for the 2007 fiscal year. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. Ratification of the appointment of auditors is not a matter which is required to be submitted to a vote of shareholders, but the Board considers it appropriate for the shareholders to express or withhold their approval of the appointment. If shareholder ratification should be withheld, the Board would consider an alternative appointment for the succeeding fiscal year. The affirmative vote of a majority of the shares present in person and represented by proxy at the meeting is required for approval.

Change in Independent Registered Public Accounting Firm

On November 17, 2006, the Finance and Audit Committee dismissed Ernst & Young LLP, the Company’s current independent registered public accounting firm, and appointed Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year ending August 29, 2007.

Ernst & Young LLP’s reports on the Company’s financial statements for the years ended August 30, 2006 and August 31, 2005 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended August 30, 2006 and August 31, 2005, and the subsequent interim periods through the date of dismissal, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Ernst & Young LLP’s satisfaction, would have caused Ernst & Young LLP to make reference in its reports on the Company’s financial statements for such years. During the fiscal years ended August 30, 2006 and August 31, 2005, there were no “reportable events,” as such term is defined in Item 304(a)(1)(v) of Regulation S-K, except for the material weaknesses identified as of November 17, 2004 and February 9, 2005, reported by management in Item 4 of its quarterly reports on Form 10-Q/A and 10-Q both filed on March 29, 2005. The reports indicate that the Company did not maintain effective internal control over financial reporting as of November 17, 2004 and February 9, 2005 due to the Company’s determination, like many other retail and restaurant companies, that its historical methods of accounting for scheduled rent increases, and of determining lives used in the calculation of depreciation of leasehold improvements for certain leased properties, were not in accordance with U.S. Generally Accepted Accounting Principles. As a result, the Company restated its previously issued fiscal 2005 first quarter Form 10-Q and previously issued audited consolidated financial statements for fiscal years 2004, 2003 and 2002.

Ernst & Young LLP was asked to furnish the Finance and Audit Committee a letter, addressed to the Securities and Exchange Commission, stating whether it agrees with the above statements. A copy of that letter, dated November 22, 2006, is filed as Exhibit 16.1 to the Company's Current Report on Form 8-K dated November 17, 2006.

During the Company’s fiscal year ended August 31, 2005, the Company did not consult with Grant Thornton LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and Item 304(a)(2)(ii) of Regulation S-K. During the Company’s fiscal year ended August 30, 2006, the Company consulted with Grant Thornton LLP and was provided oral advice with regard to the financial reporting disclosures required with the adoption of SFAS No. 123R and other financial reporting disclosures in its interim financial statements. There were no disagreements on any accounting principles or practices or financial statement disclosures.

Subsequent to August 30, 2006, the Company has not consulted with Grant Thornton LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and Item 304(a)(2)(ii) of Regulation S-K.

Fees Paid to the Independent Auditor

The table below shows aggregate fees for professional services rendered for the Company by the Company’s previous auditor Ernst & Young LLP for the fiscal years ended August 30, 2006, and August 31, 2005:

	2006	2005
	(in thousands)
Audit Fees	$463	$502
Audit-Related Fees	27	23
Tax Fees	—	5
All Other Fees	—	—
Total	$490	$530

Audit Fees for the fiscal years ended August 30, 2006, and August 31, 2005, were for professional services in connection with the audits of the annual consolidated financial statements of the Company, review of financial statements included in the Company's Quarterly Reports on Form 10-Q, and consents and assistance with the review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees for the fiscal years ended August 30, 2006, and August 31, 2005, were in connection with the Company’s performance of Sarbanes-Oxley Section 404 implementation and attestation procedures.

Tax Fees for the fiscal years ended August 30, 2006, and August 31, 2005, were for services related to the review of the Company’s federal income tax returns.

All Other Fees for the fiscal year ended August 30, 2006 were for services related to the Company’s additional filings during the year. All Other Fees are not applicable for the fiscal year ended August 31, 2005.

The Finance and Audit Committee has considered whether the provision of the above services other than audit services is compatible with maintaining Ernst & Young LLP's independence.

Preapproval Policies and Procedures

All auditing services and nonaudit services provided by Grant Thornton LLP must be preapproved by the Finance and Audit Committee. Generally, this approval will take place each year at the August meeting of the Finance and Audit Committee for the subsequent fiscal year and as necessary during the year for unforeseen requests. The nonaudit services specified in Section 10A(g) of the Securities Exchange Act of 1934 may not be, and are not, provided by Grant Thornton LLP. Grant Thornton LLP will provide a report to the Chair of the Finance and Audit Committee prior to each regularly scheduled Finance and Audit Committee meeting detailing all fees, by project, incurred by Grant Thornton LLP year-to-date and an estimate for the fiscal year. The Chair of the Finance and Audit Committee will review the Grant Thornton LLP fees at each Finance and Audit Committee meeting. The Finance and Audit Committee will periodically review such fees with the full Board of Directors. The de minimis exception was not used for any fees paid to Ernst & Young LLP while serving as the Company’s auditor.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP.

SHAREHOLDER PROPOSAL (Item 3)

The proponent of the following shareholder proposal has notified the Company that he intends to cause the proposal set out below to be presented at the Annual Meeting. If the proponent, or a representative of the proponent who is qualified under state law, is present and submits the proposal for a vote, then the proposal will be voted upon at the Annual Meeting. In accordance with federal securities regulations, we have included the proposal and its supporting statement exactly as submitted by the proponent. We are not responsible for the truthfulness or accuracy of any of the material provided by the proponent. The following proposal contains assertions that, in the judgment of the Board, are incorrect and in many cases are based solely on opinion and are not supported by fact. Rather than recite all of these inaccuracies and refute each of these assertions, the Board has recommended a vote "AGAINST" the proposal for the broader policy reasons set forth following the proponent's proposal.

Proponent's Proposal

"RESOLVED: That the stockholders of Luby’s, Inc., assembled in annual meeting in person or by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors, new directors be elected annually and not by classes, as is now provided, and that on expiration of present terms of directors, their subsequent elections shall also be on an annual basis.”

REASONS

Luby’s shareholders believe that the board of directors should be declassified, as evidenced by a majority of the votes cast in 2001, 2003, 2004, 2005, and 2006. Unfortunately, our directors have routinely dismissed the majority vote of shareholders cast for this proposal, yet they continue to welcome and accept a vote from most of the same shareholders for their election to office. These shareholders have affirmed the proponent’s belief that classification of the board of directors is not in the best interest of Luby’s, Inc. because it makes a board less accountable when all directors do not stand for election each year. The annual election of directors fosters board independence, a crucial element of good governance.

Mathis proposals on this and related issues have preceded board sponsored recommendations at Freeport-McMoRan, McMoRan Exploration, First Energy, Honeywell, Baker Hughes, Intermec, Inc., Reliant Energy, and Tidewater, Inc.

The majority of all S&P 500 companies now elect their entire board annually.

THE CURRENT TREND IS AWAY FROM STAGGERED BOARDS

Our board continues to ignore this trend and four past majority votes supporting similar proposals.
•  Consider the Boards arguments in opposition to this proposal---Luby’s 80% super majority rule, and the claim of significant benefit to shareholders, while 59.08% of shareholders casting votes (in 2006) disagreed with the Board’s defense of a staggered system.
•  Consider, In light of current trends reflecting better corporate governance, the Board’s defense of a classified system approved fifteen years ago in 1991.

If you are tired of the same old stale rhetoric in opposition to this proposal and the Board’s refusal to submit a binding proposal to shareholders, please vote YES for this initiative submitted by Harold Mathis with an address of P.O. Box 1209, Richmond, Texas 77046-1209, to elect each director annually.

PLEASE MARK YOUR PROXY IN FAVOR OF THIS PROPOSAL.

Board's Statement Opposing the Proposal

In 1991, the Company's shareholders approved the current classification system for the Board, dividing the Board into three equal or nearly equal classes, each to serve for a term of three years, with one class elected each year. The staggered election of directors is a common practice that has been approved by the shareholders of many corporations.

The Board believes that a classified board provides for continuity and stability and enhances the Board's ability to implement the Company's long-term strategy and to focus on long-term performance. Each current member of the Board brings valuable knowledge and experience to the Company and a majority of the directors at any given time will have prior experience as directors of the Company and will be familiar with the Company's business strategies and operations. The Board values the wisdom and insight that come with the knowledge of its directors. The Board believes that a de-classified Board would risk losing the core knowledge of the Company inherent in the Board of Directors without the opportunity to obtain such knowledge and experience. A classified Board permits a more orderly process for directors to consider, in the exercise of their fiduciary responsibilities, any and all alternatives to maximize shareholder value. Directors have fiduciary duties that do not depend on how often they are elected. Directors who are elected to three-year terms are just as accountable to shareholders as directors who are elected on an annual basis. In addition, because a classified Board makes it more difficult for a substantial shareholder to change the entire Board abruptly without the cooperation of the incumbent Board, it enhances the ability of the Board to consider whether initiatives proposed by such a substantial shareholder are in the best interests of the Company and all of its shareholders.

The proponent presented this proposal at prior annual meetings of shareholders. Although the proposal received support, in all such years the proposal received far less than the 80% of the outstanding shares necessary to amend the specific section of the Company's certificate of incorporation addressing the election of directors to require annual elections.

Shareholders should be aware that approval of the proposal would not declassify the Board. To declassify the Board, the Board must propose to the shareholders an amendment to the relevant section of the certificate of incorporation, following which 80% of the total outstanding shares of common stock must approve the proposed amendment at a subsequent meeting of shareholders. Any shareholder approval of this proponent's proposal at the Annual Meeting would be only a recommendation to the Board.

Subsequent to each of the last five annual meetings of shareholders, the Board has reviewed the corporate governance structure of the Company, including the structure and function of the Board and its committees. In addition, the Board spent considerable time to extensively evaluate the proposal. As a result of this review and evaluation, the Board has concluded that the classification of director terms continues to provide significant benefits to the Company's shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE SHAREHOLDER PROPOSAL.

CORPORATE GOVERNANCE

COMMITEES OF THE BOARD OF DIRECTORS

The Board currently has the following committees: Finance and Audit, Nominating and Corporate Governance, Personnel and Administrative Policy, Executive Compensation, and Executive. All committees meet as necessary to fulfill their responsibilities. The Board has directed each committee to consider matters within its areas of responsibility and to make recommendations to the full Board for action on these matters. Only the Executive Committee is empowered to act on behalf of the Board, and the specific powers of that committee may be exercised only in extraordinary circumstances. The Board of Directors held four regular meetings and three special meetings during the fiscal year ended August 30, 2006. Each director attended more than 85% of the aggregate of all meetings of the Board and the committees of the Board on which he or she served during the last fiscal year.

Finance and Audit Committee

The Finance and Audit Committee is a standing audit committee established to oversee the Company's accounting and financial reporting processes and the audit of the Company's financial statements. Its primary functions are to monitor and evaluate corporate financial plans and performance and to assist the Board in monitoring (1) the integrity of the financial statements of the Company; (2) the Company’s compliance with legal and regulatory requirements; (3) the independent auditor's qualifications and independence; and (4) the performance of the Company's internal audit function and its independent auditor. Management is responsible for preparing the financial statements, and the independent auditor is responsible for auditing those financial statements. The Finance and Audit Committee is also directly responsible for the appointment, compensation, retention, and oversight of the work of the Company's independent auditor and the preparation of the Finance and Audit Committee Report below. A copy of the current Finance and Audit Committee Charter adopted by the Board is available on the Company's website at www.lubys.com. All members of the Finance and Audit Committee are independent directors as described below. The Finance and Audit Committee met eleven times during the last fiscal year.

The Board determined that Gasper Mir, III and Joe C. McKinney are "audit committee financial experts" as defined in rules of the Securities and Exchange Commission adopted pursuant to the Sarbanes-Oxley Act of 2002.

At least quarterly, Committee members have the opportunity to meet privately with representatives of the Company's independent auditor and with the Company's Director of Internal Audit.

The members of the Finance and Audit Committee are: Joe C. McKinney (Chair); J.S.B. Jenkins (Vice-Chair); Arthur R. Emerson; and Gasper Mir, III.

Nominating and Corporate Governance Committee

The primary functions of the Nominating and Corporate Governance Committee are (1) to maintain oversight of the development, structure, performance, and evaluation of the Board; (2) to seek and recommend candidates to fill vacancies on the Board; and (3) to recommend appropriate Board action on renewal terms of service for incumbent members as their terms near completion. A copy of the current Nominating and Corporate Governance Committee Charter is available on the Company's website at www.lubys.com. All members of the Nominating and Corporate Governance Committee are independent directors as described below. The Nominating and Corporate Governance Committee met three times during the last fiscal year.

The members of the Nominating and Corporate Governance Committee are: Gasper Mir, III (Chair); Judith B. Craven (Vice-Chair); J.S.B Jenkins; and Joe C. McKinney.

Personnel and Administrative Policy Committee

The primary functions of the Personnel and Administrative Policy Committee are to monitor and evaluate the policies and practices of (1) human resource management and administration; (2) management development; (3) non-executive officer compensation and benefits (other than Board and executive compensation); (4) retirement/savings and investment plan administration; (5) marketing and public relations strategies; (6) safety and security policies; and (7) investor relations and communications on matters other than financial reporting. The Personnel and Administrative Policy Committee met six times during the last fiscal year.

None of the members of the Committee is an officer or employee, or a former officer or employee of the Company, except Messrs. Woliver and Pappas. Mr. Woliver retired as an officer and employee of the Company in 1997, and Mr. Pappas is currently Chief Operating Officer of the Company.

The members of the Personnel and Administrative Policy Committee are: Judith B. Craven (Chair); Jill Griffin (Vice-Chair); Frank Markantonis; Harris J. Pappas; and Jim W. Woliver.

Executive Compensation Committee

The primary functions of the Executive Compensation Committee are (1) to discharge the Board's responsibilities relating to compensation of the Company's executives and its Board and (2) to communicate to shareholders the Company's executive compensation policies and the reasoning behind such policies. The Executive Compensation Committee may delegate its responsibilities to a subcommittee consisting of one or more of its members. The Executive Compensation Committee Charter is available on the Company's website at www.lubys.com. All members of the Executive Compensation Committee are independent directors as described below. The Executive Compensation Committee met five times during the last fiscal year.

The members of the Executive Compensation Committee are: J.S.B. Jenkins (Chair); Judith B. Craven (Vice-Chair); Jill Griffin; and Jim W. Woliver.

Executive Committee

The primary functions of this Committee are (1) to facilitate action by the Board between meetings of the Board; and (2) to develop and periodically review the Company's Corporate Governance Guidelines and recommend such changes as may be determined appropriate to the Board so as to reflect the responsibilities of the Board and the manner in which the enterprise should be governed in compliance with best practices. The Executive Committee did not meet during the last fiscal year.

The members of the Executive Committee are: Gasper Mir, III (Chair); Judith B. Craven (Vice-Chair); Joe C. McKinney; J.S.B. Jenkins; Christopher J. Pappas; and Harris J. Pappas.

NOMINATIONS FOR DIRECTOR
Qualifications and Process

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. The Committee may retain a third-party search firm to assist it in identifying candidates.

Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The initial determination is based on the information provided to the Committee with the recommendation of the prospective candidate, as well as the Committee's own knowledge of the prospective candidate, which may be supplemented by inquiries of the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below.

If the Committee determines, in consultation with the Board, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee's background and experience and report its findings to the Committee. The Committee then evaluates the prospective nominee against the standards and qualifications set out in the Company’s Corporate Governance Guidelines and the charter of the Nominating and Corporate Governance Committee, including:

● a candidate's expertise and experience;
● independence (as defined by applicable New York Stock Exchange and SEC rules);
● financial literacy and understanding of business strategy, business environment, corporate governance, and board operation knowledge;
● commitment to our core values;
● skills, expertise, independence of mind, and integrity;
● relationships with the Company;
● service on the boards of directors of other companies;
● openness, ability to work as part of a team and willingness to commit the required time; and
● familiarity with the Company and its industry.

The Nominating and Corporate Governance Committee also considers the diversity of, and the optimal enhancement of the current mix of talent and experience on, the Board and other factors as it deems relevant, including the current composition of the Board, the balance of management and independent directors, and the need for Audit Committee expertise.

In connection with its evaluation, the Committee determines whether to interview the prospective nominee; in addition, if warranted, one or more members of the Committee, and others as appropriate, may interview prospective nominees in person. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

The Company did not pay any third party a fee to assist in the process of identifying or evaluating nominees for election at the Annual Meeting. The Company did not receive any director candidates for election at the Annual Meeting put forward by a shareholder or group of shareholders who beneficially own more than five percent of the Company’s common stock, other than Christopher J. Pappas as stated above. All nominees for election as directors at the Annual Meeting are incumbent directors of the Company standing for re-election.

Submission of Shareholder Nominations to the Board of Directors

A shareholder who wishes to recommend a prospective nominee for election to the Board should send the recommendation to the attention of the Corporate Secretary or any member of the Nominating and Corporate Governance Committee in care of the Corporate Secretary, at Luby's, Inc., 13111 Northwest Freeway, Suite 600, Houston, Texas 77040. The notice should include any supporting material the shareholder considers appropriate. The Nominating and Corporate Governance Committee will also consider whether to recommend for nomination any person nominated by a shareholder pursuant to the provision of our bylaws relating to shareholder nominations as described in "Director Nominations For 2007 Annual Meeting", beginning on page .

CORPORATE GOVERNANCE GUIDELINES

The Company maintains Corporate Governance Guidelines evidencing the views of the Company on such matters as the role and responsibilities of the Board, composition of the Board, Board leadership, functioning of the Board, functioning of committees of the Board, and other matters. These guidelines are reviewed annually and modified when deemed appropriate by the Board. The current version of the Company's Corporate Governance Guidelines can be found on the Company's website at http://www.lubys.com/corporategovernanceguidelines.asp.

Director Attendance at Annual Meetings

Although the Company does not have a formal policy regarding director attendance at its annual meetings of shareholders, all of the Company’s directors attended the 2006 annual meeting, and the Company expects all continuing members will be present for the 2007 Annual Meeting.

Presiding Director

The Chairman of the Board of Directors currently presides over the executive sessions of non-management directors. If the offices of Chief Executive Officer and Chairman are not separate or, for any other reason, the Chairman is not independent, the independent directors will elect one of the independent directors to preside over the executive sessions of non-management directors.

Director Independence

The Board has affirmatively determined that the following directors are "independent" directors under the Luby’s Director Independence Test: Judith B. Craven; Arthur R. Emerson; Jill Griffin; J.S.B. Jenkins; Joe C. McKinney; Gasper Mir, III; and Jim W. Woliver. The Luby’s Director Independence Test is available on the Company’s website at www.lubys.com.

Code of Conduct and Ethics for All Directors, Officers, and Employees

The Board has adopted a Policy Guide on Standards of Conduct and Ethics, which is applicable to all directors, officers, and employees. The intent of the Policy Guide on Standards of Conduct and Ethics is to promote observance of fundamental principles of honesty, loyalty, fairness, and forthrightness and adherence to the letter and spirit of the law. Waivers of any part of the Policy Guide on Standards of Conduct and Ethics for any director or executive officer are permitted only by a vote of the Board or a designated Board committee that will ascertain whether a waiver is appropriate under all the circumstances. The Company intends to disclose any waivers of the Policy Guide on Standards of Conduct and Ethics granted to directors and executive officers on the Company's website at www.lubys.com.

Copies of the Policy Guide on Standards of Conduct and Ethics are available in print to shareholders upon request or on the Company's website at www.lubys.com.

Code of Ethics for the Chief Executive Officer and Senior Financial Officers

The Board has adopted a Supplemental Standards of Conduct and Ethics that apply to the Company's Chief Executive Officer, Chief Financial Officer, Controller, and all senior financial officers ("Senior Officers' Code"). The Senior Officers' Code is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•
full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

•	compliance with governmental laws, rules, and regulations;
•	the prompt internal reporting to an appropriate person or persons identified in the Senior Officers' Code of violations of the Senior Officers' Code; and
•	accountability for adherence to the Senior Officers' Code.

Waivers of the Senior Officers' Code for the Chief Executive Officer, Chief Financial Officer, and the Controller are permitted only by a vote of the Board or a designated Board committee that will ascertain whether a waiver is appropriate under all the circumstances. The Company intends to disclose any waivers of the Senior Officers' Code granted to the Chief Executive Officer, Chief Financial Officer, or the Controller on the Company's website at www.lubys.com.

Copies of the Senior Officers' Code are available in print to shareholders upon request or on the Company's website at www.lubys.com.

Receipt and Retention of Complaints Regarding Accounting and Auditing Matters

To facilitate the reporting of questionable accounting, internal accounting controls or auditing matters, the Company has established an anonymous reporting hotline through which employees can submit complaints on a confidential and anonymous basis. Any concerns regarding accounting, internal accounting controls, auditing, or other disclosure matters reported on the hotline are reported to the Chairman of the Finance and Audit Committee. These reports are confidential and anonymous. Procedures are in place to investigate all reports received by the hotline relating to questionable accounting, internal accounting controls, or auditing matters and to take any corrective action, if necessary. The Board is notified of these reports at every quarterly Board meeting, or sooner if necessary.

Any person who has concerns regarding accounting, internal accounting controls, or auditing matters may address them to the attention of Chairman, Finance and Audit Committee, Luby's, Inc., 13111 Northwest Freeway, Suite 600, Houston, Texas 77040.

Nonretaliation for Reporting

The Company's policies prohibit retaliation against any director, officer, or employee for any report made in good faith. However, if the reporting individual was involved in improper activity, the individual may be appropriately disciplined even if he or she was the one who disclosed the matter to the Company. In these circumstances, the Company may consider the conduct of the reporting individual in promptly reporting the information as a mitigating factor in any disciplinary decision.

Shareholder Communications to the Board of Directors

Shareholders and other parties interested in communicating directly with the Chairman of the Board, the non-management directors as a group or the Board itself regarding the Company may do so by writing to the Chairman of the Board, in care of the Corporate Secretary at Luby's, Inc., 13111 Northwest Freeway, Suite 600, Houston, Texas 77040. Instructions on how to communicate with the Board are also available on the Company’s Investor Relations website, which can be reached through a link at http://www.lubys.com/06aboutusinvestor.asp.

The Board has approved a process for handling letters received by the Company and addressed to non-management members of the Board. Under that process, the Company’s Corporate Secretary reviews all such correspondence that, in the opinion of the Corporate Secretary, deals with the function of the Board or committees thereof or that the Corporate Secretary otherwise determines requires the Board’s attention. Directors may at any time request copies of all correspondence received by the Company that is addressed to members of the Board. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures that the Finance and Audit Committee has established with respect to such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and any persons beneficially owning more than ten percent of the Company's common stock to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange, and to provide copies of such reports to the Company. Based upon the Company's review of copies of such reports received by the Company and written representations of its directors and executive officers, the Company believes that during the year ended August 30, 2006, all Section 16(a) filing requirements were satisfied on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On July 23, 2002, the Company entered into an Indemnification Agreement with each member of the Board of Directors under which the Company obligated itself to indemnify each director to the fullest extent permitted by applicable law so that he or she will continue to serve the Company free from undue concern regarding liabilities. The Company has also entered into an Indemnification Agreement with each person becoming a member of the Board of Directors since July 23, 2002. The Board of Directors has determined that uncertainties relating to liability insurance and indemnification have made it advisable to provide directors with assurance that liability protection will be available in the future.

The Company obtains certain services from entities owned or controlled by Christopher J. Pappas, President and Chief Executive Officer of the Company, and Harris J. Pappas, Chief Operating Officer of the Company (the “Pappas Entities”), pursuant to the terms of a Master Sales Agreement dated July 23, 2002 and renewed on December 6, 2005. The types of services periodically provided to the Company by these entities are the supply of goods and other services necessary for the operation of the Company. An Affiliate Services Agreement between Luby’s and the Pappas Entities expired on December 31, 2005 and was not renewed. During the 2006 fiscal year, the Pappas Entities provided goods to the Company under the Master Sales Agreement in the amount of approximately $107,479. Consistent with past practices, the Finance and Audit Committee of the Board of Directors reviewed on a quarterly basis all applicable amounts related to either the Master Sales Agreement or the Affiliate Services Agreement. That committee consists entirely of nonemployee directors.

The Company anticipates that payments to the Pappas Entities under the Master Sales Agreement during the current fiscal year will not exceed $500,000. Such payments will be primarily for goods purchased pursuant to the terms of the Master Sales Agreement. In the opinion of the Finance and Audit Committee, the fees paid by the Company for such goods and/or services are primarily at or below what the Company would pay for comparable goods and/or services (if available) from a party unaffiliated with the Company.

The Company leases real property from the Pappas Entities under a separate agreement, dated September 28, 2001 and amended as of May 20, 2003, for use as the Company's service center.
From September 1, 2006, through November 30, 2006, the Company incurred lease costs for the service center in the amount of $32,597, including rent and utilities. The Company has contracted to pay $6,800 per month in rent under the lease agreement to the Pappas Entities during the current fiscal year. The Company is obligated under the lease agreement to pay all related repairs and maintenance, insurance, and pro-rata portion of utilities. The current term of this lease is month-to-month.

The Company previously leased a location from an unrelated third party. That location is used to house increased equipment inventories resulting from prior store closures. The Company considered it more prudent to lease this location rather than to pursue purchasing a storage facility, as its strategy is to focus its capital expenditures on its operating restaurants. In a separate transaction, the third-party property owner sold the location to the Pappas Entities during the fourth quarter of fiscal 2003, with the Pappas Entities becoming the Company's landlord for that location effective August 1, 2003. The storage site complements the Company's Houston service center with approximately 27,000 square feet of warehouse space. The Company paid approximately $66,708 under this lease arrangement in fiscal 2006. From September 1, 2006, through November 30, 2006, the Company incurred lease costs for the storage site of approximately $16,677. The Company has contracted to pay $5,559 per month in rent pursuant to this lease agreement to the Pappas Entities during the current fiscal year. The Company is obligated under the lease agreement to pay all related repairs and maintenance, insurance, and pro-rata portion of utilities. The current term of this lease is month-to-month.

Late in the third quarter of fiscal 2004, Messrs. Pappas became partners in a limited partnership which purchased a retail strip center in Houston, Texas. Messrs. Pappas own a 50% limited partner interest and a 50% general partner interest in the limited partnership. A third party company manages the center. One of the Company’s restaurants has rented approximately 7% of the space in that center since July of 1969. No changes were made to the Company’s lease terms as a result of the transfer of ownership of the center to the new partnership. The Company made payments of $265,676 during the fiscal year ended August 30, 2006, and $66,657 from September 1, 2006 to November 30, 2006 under the lease agreement. On November 22, 2006, the Company executed a new lease agreement with respect to this property.

The new lease agreement provides for a primary term, beginning in the calendar year 2008, of approximately 12 years with two subsequent five-year options, and it gives the landlord an option to buy out the tenant on or after the calendar year 2015 by paying the then unamortized cost of improvements to the tenant. The Company will owe, under the lease, $16.65 per square foot plus maintenance, taxes, and insurance for the calendar year 2008. Thereafter, the lease provides for reasonable increases in rent at set intervals. All amendments to this lease were approved by the Finance and Audit Committee.

The Company currently holds treasury shares that have been reserved for (1) the issuance of shares to Messrs. Pappas upon exercise of the options granted to them on March 9, 2001, and (2) the issuance of shares under the Company’s Nonemployee Director Phantom Stock Option Plan. In accordance with an agreement between Messrs. Pappas and the Company dated June 7, 2004, Christopher and Harris Pappas agreed to limit their exercise of stock options to a number that will ensure the “net treasury shares available” are not exceeded. The New York Stock Exchange has authorized the listing of up to 2,240,000 additional shares of the Company's common stock, which would permit the full exercise of the options granted to Messrs. Pappas.

EXECUTIVE COMPENSATION COMMITTEE REPORT

Compensation Objectives

The Company's executive compensation program is designed to enable the Company to execute its business objectives by attracting, retaining, and motivating the highest quality of management talent. The program serves to incent and reward executive performance that leads to long-term enhancement of shareholder value and to encourage the executives to deliver such performance and to continue with the Company for the long-term. The Executive Compensation Committee annually evaluates the effectiveness of the Company's executive compensation program in meeting its objectives. The Executive Compensation Committee annually advises the Board on the compensation to be paid to the Company's executive officers and approves the compensation for executive officers. The Committee evaluates compensation with reference to the Company's performance for the prior fiscal year, competitive compensation data, subjective evaluation of each executive's contribution to the Company's performance, each executive's experience, responsibilities, and management abilities. The Company's executive compensation program currently consists of the elements summarized below.

Base Salaries

The Company seeks to compensate executives for their performance throughout the year with annual base salaries that are fair and competitive while being consistent with the Company's position in the foodservice industry. Such annual base salaries currently fall in the 50th to 75th percentile of Marketplace Base Salaries for persons of similar responsibility and scope. The Company defines the relative labor market for such executive talent through the use of peer and market data. Base salaries are reviewed annually or biannually to ensure continuing consistency with the industry and the Company’s level of performance during the previous fiscal year. Future adjustments to base salaries and salary ranges will reflect average movement in the competitive market as well as individual performance. Any base salary increase awarded to an executive reflects the Company’s financial performance, individual performance, and potential changes in the officer’s duties and responsibilities.

Salaries of the Chief Executive Officer and Chief Operating Officer are fixed according to each officer's employment agreement, leaving only the incentive and equity compensation for these officers within the discretion of the Committee. See "—Employment Agreements" and "—Compensation of Chief Executive Officer" beginning on page . Members of the Committee, along with members of the Finance and Audit Committee, were involved in advising the Board on the appropriateness and reasonableness of the compensation packages for these executive officers.

Annual Incentive Compensation

The Company’s Annual Incentive Compensation Plan directly links annual incentive payments to the achievement of pre-determined and Board-approved financial and operating goals. Corporate and individual performance objectives are established near the beginning of each fiscal year. If earned, the annual incentive compensation paid to each executive in the form of a cash bonus will vary according to the Company’s overall financial performance. Annual bonuses are determined by the Company's performance relative to pre-determined goals that are based on same store sales (35%), earnings before interest, taxes, depreciation and amortization (55%) and by the executive's performance relative to individually set personal goals for the fiscal year (10%).

Long-Term Incentive Compensation

Long-term incentive compensation in the form of equity grants of the Company’s common stock, such as incentive stock option grants and grants of restricted stock, are used to (1) incent performance that leads to enhanced shareholder value, (2) encourage retention, and (3) closely align the executive’s interests with shareholders’ long term interests. The expected present value of these incentives is calculated using the binomial pricing method. The size of stock option and restricted stock grants is determined relative to the Company’s size and its market, employee qualifications and position, as well as peer data.

The Executive Compensation Committee administers the Company's stock option, ownership, and other equity-based compensation plans to the Named Executive Officers (as defined in "Summary Compensation Table" beginning on page ). The Executive Compensation Committee typically considers the grants of incentive stock options to eligible executive officers and other officers on an annual basis. The options, which typically vest in installments over six years, are typically granted at market price of the Company’s stock on the date of grant and provide compensation to the optionee only to the extent the market price of the stock increases between the date of grant and the date the option is exercised. Options are intended to provide long-term compensation tied specifically to increases in the price of the Company's common stock. The number of option shares granted each year is typically determined by a formula using a dollar amount divided by the option's exercise price.

All grants require Board approval, and are typically presented at the first regularly scheduled Board meeting following the disclosure of year-end results. Neither the Company nor the Committee has a program, plan, or practice to time option grants to its executives in coordination with the release of material nonpublic information. Any stock options grants made to non-executive employees typically will occur concurrently with grants to Named Executive Officers.

Stock Ownership Guidelines

The Board of Directors has adopted guidelines for ownership of the Company's common stock by executives and directors to help demonstrate the alignment of the interests of the Company's executives and directors with the interests of its shareholders. The amount of stock in which a particular executive is required to hold is determined relative to the executive’s position with the Company. The guidelines provide that executives and directors are expected to attain the following levels of stock ownership within five years of their election to the specified director or officer position:

Position	Share Ownership
Chief Executive Officer	4 times annual base salary
President and Senior Vice President	2 times annual base salary
Vice President	Equal to annual base salary
Nonemployee Director	Shares with a market value of at least $100,000

Phantom stock and stock equivalents in the nonemployee director deferred compensation plan are considered common stock for purposes of the guidelines, as they are essentially awarded in lieu of cash compensation for Board services.

Use of Third Party Compensation Consultant

In fiscal 2006, as in prior years, the Company engaged a third-party compensation consultant, Towers Perrin, to provide an assessment of the Company’s compensation structure for all of its officer and director positions and to evaluate their compensation relative to the marketplace. Towers Perrin directly engaged the Committee on at least one occasion and met with members of Management.

Towers Perrin relied on its own annual incentive plan design surveys, its experience with general industry companies with annual revenues similar to that of the Company, and research from the proxy statements of companies considered peers of the Company. Towers Perrin developed marketplace base salary, target annual incentive opportunity, target total annual compensation, actual total annual compensation, long term incentive award level, target total direct compensation, and actual total direct compensation rates.

Employment Agreements

The Company is a party to employment agreements with Christopher J. Pappas, the Company’s President and Chief Executive Officer, and Harris J. Pappas, the Company’s Chief Operating Officer. These agreements have been filed with the Securities and Exchange Commission as exhibits to the Company's Annual Report on Form 10-K filed November 14, 2005. Each agreement, which expires in August 2008, provides for a fixed base annual salary of $400,000, plus bonus compensation at the discretion of the Board or appropriate Board Committee. Please read "—Compensation of Chief Executive Officer" on page for more information regarding Mr. Christopher J. Pappas' employment agreement.

Change in Control Agreements

The employment agreements of Christopher J. Pappas and Harris J. Pappas each provide that the employee will be entitled to receive all of his compensation and benefits under the contract until August 31, 2008, if either (1) the Company terminates his employment without cause, as defined in the agreements, or (2) he terminates his employment for good reason, as defined in the agreements.

Salary Continuation Agreements

The Company currently has no salary continuation agreement, or agreement having similar effect, in place with any employee of the Company other than the Change in Control Agreements described above.

Compensation of Chief Executive Officer

Mr. Christopher J. Pappas' base salary is fixed according to his employment agreement with the Company. Under his current employment agreement, which expires in August 2008, Mr. Pappas' annual base salary for fiscal 2006 was set at $400,000. Mr. Pappas is eligible to receive annual cash bonuses under the employment agreement at the discretion of the Executive Compensation Committee. Mr. Pappas received a cash bonus of $181,951 in fiscal 2006, based on the factors described above in the Annual Incentive Compensation discussion. Mr. Pappas's previous employment agreement, which was replaced by his current employment agreement in November 2005, had fixed his base salary for fiscal 2006 at $300,000, with a potential cash bonus of up to $200,000. In connection with entering into the current employment agreement, on November 8, 2005 the Company granted Mr. Pappas options to purchase 65,500 shares of the Company's common stock at an exercise price of $12.92 per share. In determining the size of the stock option grant, the Committee considered the Company’s size and its market, Mr. Pappas' individual performance and experience, peer group data and the size of grants previously made to Mr. Pappas.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally disallows a public company's tax deduction for compensation to the chief executive officer and the four other most highly compensated executive officers in excess of $1 million in any calendar year. Compensation that qualifies as "performance based compensation" (as defined for purposes of Section 162(m)) is excluded from the $1 million limitation, and therefore remains fully deductible by the company that pays it. Options granted under the Company's long-term incentive plan have been structured to qualify as performance-based and thus would not be subject to this deduction limitation. While the Compensation Committee will seek to utilize deductible forms of compensation to the extent practicable, it does not believe that compensation decisions should be made solely to maintain the deductibility of compensation for federal income tax purposes. Although none of the Named Executive Officers reached the deduction limitation in fiscal 2006, the Executive Compensation Committee plans to continue to evaluate the Company’s salary, bonus and stock option programs to determine the advisability of future compliance with Section 162(m).

Executive Compensation Committee
J.S.B. Jenkins (Chair)
Judith B. Craven (Vice-Chair)
Jill Griffin
Jim W. Woliver

EXECUTIVE OFFICERS
Certain information is set forth below concerning the executive officers of the Company, each of whom has been elected to serve until his successor is duly elected and qualified:

Name	Served as Officer Since	Positions with Company and Principal Occupation Last Five Years	Age
Christopher J. Pappas	2001	President and CEO (since March	59
		2001), CEO of Pappas Restaurants,
		Inc.
Harris J. Pappas	2001	Chief Operating Officer (since March	62
		2001), President of Pappas
		Restaurants, Inc.
Ernest Pekmezaris	2001	Senior Vice President and CFO (since	62
		March 2001), Treasurer and former
		CFO of Pappas Restaurants, Inc.
Peter Tropoli	2001	Senior Vice President-Administration, General Counsel (since March 2001), Secretary (since January 2006),	34
		attorney in private practice.

SUMMARY COMPENSATION TABLE

The table below contains information concerning annual and long-term compensation of the current Chief Executive Officer, all persons who served as Chief Executive Officer of the Company during the last fiscal year, the current Chief Financial Officer, all persons who served as Chief Financial Officer of the Company during the last fiscal year, and the most highly compensated individuals who made in excess of $100,000 in total compensation and who served as executive officers during the last fiscal year (collectively the "Named Executive Officers"), for services rendered in all capacities for the fiscal years ended August 30, 2006, August 31, 2005, and August 25, 2004.

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation (1)	Restricted Stock Awards	Securities Underlying Options (2)	LTIP Payouts	All Other Compensation
Christopher J. Pappas	2006	$ 400,000	$181,951	$ 0	$ 0	86,089	$ 0	$ 0
President and Chief	2005	358,083	45,763	0	0	65,500	0	0
Executive Officer	2004	221,154	0	0	0	0	0	0

Harris J. Pappas	2006	400,000	181,951	0	0	86,089	0	0
Chief Operating Officer	2005	358,083	45,763	0	0	65,500	0	0
	2004	221,154	0	0	0	0	0	0

Ernest Pekmezaris	2006	244,231	63,110	0	33,451	23,658	0	0
Senior Vice President	2005	207,692	80,000	0	30,900	18,000	0	0
and Chief Financial Officer	2004	200,000	50,000	0	0	0	0	0

Peter Tropoli	2006	226,077	95,321	0	32,108	23,658	0	0
Senior Vice President —	2005	150,000	80,000	0	29,664	18,000	0	0
Administration, General	2004	150,000	50,000	0	0	0	0	0
Counsel, and Secretary
__________

(1) Perquisites and other personal benefits that did not exceed the lesser of $50,000 or 10% of the total amount of annual salary and bonus for any Named Executive Officer have been excluded.

 The table below reports exercises of stock options by the Named Executive Officers during fiscal 2006 and the value of their unexercised stock options as of August 30, 2006. Except for the exercisable stock options granted to Messrs. Pappas, which were granted pursuant to their employment agreements with the Company, the stock options were granted under the Company's Incentive Stock Plans.

Aggregated Options Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at FY-End Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at FY-End (1) Exercisable/Unexercisable
Christopher J. Pappas	0	$0	1,120,000/65,500	$10,931,200/639,280
Harris J. Pappas	0	0	1,120,000/65,500	10,931,200/639,280
Ernest Pekmezaris	0	0	25,000/18,000	244,000/175,680
Peter Tropoli	0	0	25,000/18,000	244,000/175,680

__________

(1) The value of unexercised options is based on a price of $9.76 per common share at August 30, 2006.

DIRECTOR COMPENSATION

Each nonemployee director other than the Chairman of the Board is paid an annual retainer of $30,000. The Chairman of the Board is paid an annual retainer of $55,000. In addition to the base annual retainer of $30,000, the Chairman of the Finance and Audit Committee is paid an additional annual retainer of $14,000, and the Chair of each other Board Committee is paid an additional annual retainer of $3,000. All nonemployee directors are also paid the following meeting fees for each meeting he or she attends: (1) $1,500 per day for each meeting of the Board, including Committee meetings attended on the same day as a meeting of the Board, so long as the total duration of the meeting(s) attended on that day exceeds four hours; (2) $1000 per day for each meeting of the Board, including Committee meetings attended on the same day as a meeting of the Board, if the meeting is conducted by telephone or its total duration is less than four hours; (3) $1,000 per day for each meeting of any Board committee held on a day other than a Board meeting day; and (4) $500 per day for each meeting of any Board committee conducted by telephone on a day other than a Board meeting day.

Under the Company's Nonemployee Director Stock Option Plan (the "Option Plan"), each nonemployee director is required to use at least $15,000 of the annual $30,000 retainer to purchase restricted stock. In addition, each nonemployee director, prior to the end of any calendar year, may elect to receive an Elective Retainer Award, whereupon on the first day of each January, April, July, and October during the term of the plan, the director agrees to purchase shares of restricted stock with the director's meeting and annual retainer fees and is granted an additional number of whole shares of restricted stock equal to 20% of the number of whole shares of restricted stock issued in payment of the Elective Retainer Award for the quarterly period beginning on that date.

Further, under the Option Plan, nonemployee directors may be periodically granted nonqualified options to purchase shares of the Company's common stock at an option price equal to 100% of their fair market value on the date of grant. Each option terminates on the earlier of the tenth anniversary of the grant date or one year after the optionee ceases to be a director. An option may not be exercised prior to the first anniversary of the grant date, subject to certain exceptions specified in the Option Plan. No nonemployee director may receive options to purchase more than 5,000 shares in any 12-month period.

The Company's Nonemployee Director Deferred Compensation Plan permits nonemployee directors to defer all or a portion of their directors' fees in accordance with applicable regulations under the Internal Revenue Code. Deferred amounts bear interest at the average interest rate of U.S. Treasury ten-year obligations. The Company's obligation to pay deferred amounts is unfunded and is payable from general assets of the Company.

   The Company's Corporate Governance Guidelines establish guidelines for share ownership. Currently, Directors are expected to accumulate, over time, common shares with a market value of at least $100,000.

Use of Third Party Compensation Consultants

In fiscal 2005 and 2006, the Company engaged a third-party compensation consultant to provide an assessment of the Company’s current compensation structure for its directors and to evaluate their compensation relative to the marketplace. The consultants directly engaged the Executive Compensation Committee on at least one occasion and met with the Company’s management.

FINANCE AND AUDIT COMMITTEE REPORT

In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management and the independent auditor the Company's audited financial statements in the annual report on Form 10-K and their judgment about the quality and appropriateness of accounting principles and financial statement presentations, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements, and major issues as to the adequacy of the Company's internal controls. In addition, the Committee discussed any matter required to be communicated under generally accepted auditing standards. The Committee discussed with the independent auditor matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee also has discussed with the independent auditor the auditor's independence from the Company and management, including matters in the written disclosures provided by the independent auditor to the Finance and Audit Committee as required by the Independence Standards Board Standards No. 1 (Independence Discussions with Audit Committees). The Committee also considered the compatibility of nonaudit services with the independent auditor's independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended August 30, 2006, for filing with the Securities and Exchange Commission. The Committee appointed Grant Thornton LLP as the independent registered public accounting firm for the Plan for the 2007 fiscal year, and it dismissed Ernst & Young LLP, the Company’s current independent registered public accounting firm.

Finance and Audit Committee
Joe C. McKinney (Chair)
J.S.B. Jenkins (Vice-Chair)
Arthur Emerson
Gasper Mir, III

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on the Company's common stock for the five fiscal years ended August 30, 2006, with the cumulative total return on the S&P SmallCap 600 Index and an industry peer group index. The peer group index consists of Bob Evans Farms, Inc. Ryan's Family Steak Houses, Inc. Ruby Tuesday Inc. and CBRL Group Inc. These companies are multi-unit family restaurant operators in the mid-price range.

The cumulative total shareholder return computations set forth in the performance graph assume an investment of $100 on August 29, 2001, and the reinvestment of all dividends. The returns of each company in the peer group index have been weighted according to that company's stock market capitalization.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG LUBY'S, INC., THE S&P SMALLCAP 600 INDEX
AND A PEER GROUP

*$100 invested on 8/29/01 in stock or index-including reinvestment of dividends. Fiscal years ending August 28, 2002, August 27, 2003, August 25, 2004, August 31, 2005 and August 30, 2006.

S&P SmallCap 600 Data Copyright (C)2005, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved.

	8/01	8/02	8/03	8/04	8/05	8/06
Luby's, Inc.	$ 100.00	57.16	27.90	74.02	149.64	108.30
S&P SmallCap 600	100.00	90.47	111.00	127.50	161.28	172.76
Peer Group	100.00	109.93	131.06	137.09	137.36	153.62

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Proposals of shareholders for inclusion in the Company's proxy statement and form of proxy for the Company's 2008 Annual Meeting of Shareholders submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received in writing by the Company at its corporate office no later than September 10, 2007. Notice of a shareholder proposal submitted outside the processes of Rule 14a-8 with respect to the Company's 2008 Annual Meeting of Shareholders will be considered untimely if received by the Company after October 24, 2007.
DIRECTOR NOMINATIONS FOR 2008 ANNUAL MEETING

The Company's Bylaws provide that candidates for election as directors at an Annual Meeting of Shareholders will be nominated by the Board of Directors or by any shareholder of record entitled to vote at the meeting, so long as the shareholder gives timely notice thereof. To be timely, such notice must be delivered in writing to the Secretary of the Company at the principal executive offices of the Company not later than 90 days prior to the date of the meeting of shareholders at which directors are to be elected and must include (1) the name and address of the shareholder who intends to make the nomination; (2) the name, age, and business address of each nominee; and (3) such other information with respect to each nominee as would be required to be disclosed in a proxy solicitation relating to an election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934.

PROXY SOLICITATION

The cost of soliciting proxies will be borne by the Company. The transfer agent and registrar for the Company's common stock, American Stock Transfer & Trust Company, as a part of its regular services and for no additional compensation other than reimbursement for out-of-pocket expenses, has been engaged to assist in the proxy solicitation. Proxies may be solicited through the mail and through telephonic or telegraphic communications to, or by meetings with, shareholders or their representatives by directors, officers, and other employees of the Company who will receive no additional compensation therefore.

The Company requests persons such as brokers, nominees, and fiduciaries holding stock in their names for the benefit of others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and to request authority for the execution of the proxy, and the Company will reimburse such persons for their reasonable expenses.

By Order of the Board of Directors,

Peter Tropoli
Senior Vice President, General Counsel and Secretary

Dated: December 11, 2006